SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of the

Securities Exchange Act of 1934

ROHM AND HAAS COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	23-1028370
(State of Incorporation or Organization)	(IRS Employer Identification Number)
100 Independence Mall West Philadelphia, Pennsylvania	19106
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box: [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box: [   ]

Securities Act registration statement file number to which this form relates:	N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Series A Junior Participating Preferred Stock, par value $1.00 per share (pursuant to Rights Agreement dated as of October 26, 2000 and amended as of July 9, 2008 and March 9, 2009)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

NA (Title of class)

Rohm and Haas Company, a Delaware corporation (the “Company”), supplements and amends its Registration Statement on Form 8-A, dated October 26, 2000 (as amended on July 14, 2008, the “Registration Statement”) as follows:

Item 1. Description of Securities to be Registered.

Reference is hereby made to the Preferred Stock Rights Agreement by and between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”), dated as of October 26, 2000 and amended as of July 9, 2008 (the “Rights Agreement”).

On March 9, 2009, The Dow Chemical Company (“Dow”), certain trusts for the benefit of charitable beneficiaries and certain Haas family members (the “Haas Trusts”) and Paulson & Co., Inc., on behalf of the several funds and accounts managed by it (together with the Haas Trusts, the “Investors”) entered into an Investment Agreement pursuant to which the Investors agreed to make certain equity investments in Dow pursuant to the terms of the Investment Agreement.

In contemplation of the execution of the Investment Agreement, on March 9, 2009, the Company entered into a Second Amendment (the “Second Amendment”) to the Rights Agreement for the purpose of amending the Rights Agreement to render it inapplicable to the Investment Agreement and the transactions contemplated thereby. In particular, the Second Amendment provides that no person will be deemed to be an Acquiring Person (as defined in the Rights Agreement) and no distribution of rights will occur solely by virtue of the approval, execution, delivery, adoption or performance of the Investment Agreement or the consummation transactions contemplated thereby or the public announcement of any of the forgoing.

The Second Amendment is attached as Exhibit 4.3 hereto and is incorporated herein by reference.

Item 2. Exhibits.

4.1

Rights Agreement by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, dated as of October 26, 2000 (incorporated by reference to Exhibit 4 to the Registration Statement).

4.2

Amendment No. 1 to the Rights Agreement, dated as of July 9, 2008, by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (incorporated by reference to Exhibit 4.2 Amendment No. 1 to the Registration Statement).

4.3

Amendment No. 2 to the Rights Agreement, dated as of March 9, 2009, by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 12, 2009

ROHM AND HAAS COMPANY
By:	/s/ Robert A. Lonergan
Name:	Robert A. Lonergan
Title:	Executive Vice President, General Counsel and Secretary

EXHIBIT LIST

Exhibit

No.	Description
4.1

Rights Agreement by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as Rights Agent, dated as of October 26, 2000 (incorporated by reference to Exhibit 4 to the Registration Statement).

4.2

Amendment No. 1 to the Rights Agreement, dated as of July 9, 2008, by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent (incorporated by reference to Exhibit 4.2 Amendment No. 1 to the Registration Statement).

4.3

Amendment No. 2 to the Rights Agreement, dated as of March 9, 2009, by and between Rohm and Haas Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), as rights agent.